Exhibit 99.1
Best Buy Appoints Meghan Frank to Board of Directors

MINNEAPOLIS – Sept. 12, 2025. Best Buy Co., Inc. has appointed Meghan Frank, a leading global retail and finance executive, to its Board of Directors, effective immediately.

Frank is the chief financial officer of lululemon, a global athletic apparel, footwear, and accessories company, and has held that role since Nov. 2020. In this role, Frank oversees finance, tax, treasury, investor relations, asset protection, facilities, planning and allocations, and strategy. Prior to her current role, she served as interim co-CFO beginning in April 2020, as well as senior vice president of Financial Planning and Analysis when she joined the company in 2016.

Frank brings more than two decades of experience and expertise in retail, finance and planning. Before joining lululemon, she was vice president of merchandise planning at Ross Stores, and prior to that spent nearly a decade at J.Crew in financial planning and analysis leadership roles.

“Meghan’s deep leadership experience across finance, merchandise planning and retail will be a key addition to our Board as we continue to evolve how we serve our customers and grow our business,” said Corie Barry, chief executive officer at Best Buy. “I am thrilled to welcome her to Best Buy, and I look forward to working with her as she draws on more than 20 years of background and insights guiding iconic retail and consumer brands.”

“I am honored to join the Board of Directors of Best Buy, a company I’ve long admired for its purpose-driven culture and commitment to delivering exceptional customer experiences,” said Meghan Frank. “I look forward to working with the Board, Corie and the management team to help drive forward the company’s growth strategy and continue creating long-term value for all of its stakeholders.”

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